**Dean Rudy**

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|---|---|
| **From:** | jmoh[redacted] |
| **Sent:** | Friday, March 21, 2025 11:13 AM |
| **To:** | Dean Rudy |
| **Cc:** | Andrew Sciortino; Wally Bishop; brentrosentha[redacted]; albert.manzone[redacted] Al Kapoor |
| **Subject:** | Resignation from Syntec Optics Board of Directors - Effective Immediately |
| **Attachments:** | JJMSIGNEDEC.pdf; FW: Summary on Joe's Transition; Fwd: Financing Update; Topic for discussion |

**Dear Dean Rudy {Corporate Secretary}, Board Members {Brent Rosenthal, Wally Bishop, Albert Manzone}, Al Kapoor, and Andrew Sciortino,**

I am writing to formally resign from my position as a member of the Syntec Optics Holdings, Inc. Board of Directors, effective immediately. This decision is driven by significant governance concerns that have persisted since the year prior to the company going public in November 2023, culminating in unresolved issues that have made my continued tenure unsustainable after 29 years of dedicated service to Syntec Optics. The board has failed to address critical matters, including the non-payment of my compensation under my May 13, 2024, employment agreement following my termination on December 9, 2024, where "no cause" was confirmed twice. I am entitled to $161,089.12, comprising $150,000 in wage continuation and $11,089.12 in PTO, which Syntec has not paid despite Al Kapoor's approval of the terms of the agreement.

These governance failures are compounded by the board's lack of awareness and oversight, as demonstrated by Al Kapoor's unilateral actions. My email to the board on March 21, 2024, regarding valuation concerns and earnings call preparation went unanswered, reflecting the board's inability to engage on critical financial matters. Furthermore, the board was kept in the dark about my reason to step down from CEO role as well as my requested transition to a 20-hour-per-week remote role, effective May 13, 2024, of which both were pursued to limit my liability from governance and financial concerns. **In early 2024, I refused to sign the 2024 Form 10-K due to financial decisions by Al Kapoor-such as SPAC revenue recognition and unrealized customer credits-I did not control, a disagreement I raised directly with him. He withheld this from the board and omitted it from the April 15, 2024, 8-K, falsely presenting my resignation as a strategic shift.**

The failure to pay my agreed compensation constitutes a clear violation of my employment agreement and raises significant concerns under New York Labor Law§ 198 for wage theft, potentially doubling the owed amount to $322,178.24. Given your non-response to my prior communications on March 4, 7, 13, and 19, 2025, Absent immediate resolution, I will pursue legal action, including claims under NYLL §§ 198 and 215, by March 27, 2025.

As required by Item 5.02 of SEC Form 8-K, I expect Syntec Optics to file an 8-K within 4 business days of this resignation-by March 27, 2025-disclosingmy departure and the reasons stated herein. I also expect this filing to address the governance concerns and non-payment issues raised, as they are material to shareholders. For your records and to ensure transparency, I have attached the following documents:

- My May 13, 2024, employment agreement, outlining my entitlement to $161,089.12 upon "no cause" termination.
- The May 14-15, 2024, email exchange between Andrew Sciortino and Al Kapoor, confirming Al's approval of my transition terms. Syntec paid to these terms from May-December 9th.
- My March 21, 2024, email to the board, evidencing the board's non-response to critical financial concerns. Electing instead to not field questions on earnings call.
- An email from Citizens Bank in advance of Syntec Optics going public, evidencing governance and financial concerns related to the IPO process.

Respectfully,

Joe Mohr